 Exhibit 16

June 15, 2023

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Capstone Companies, Inc.

Commission File No. 0-28331

Dear Sir/Madam:

We have read the statements included under item 4.01 in the Form 8-K dated June 15, 2023, of Capstone Companies, Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

D. Brooks and Associates CPA’s, P.A
Palm Beach Gardens, FL